                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                         Concord Communiciations, Inc.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   206186108
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this /X/ statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 10 Pages

SEC 1745 (10-85)

CUSIP NO 68219P108.                     13G                  PAGE 2 OF 10 PAGES


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  1   NAME OF REPORTING PERSON  Charles River VII GP Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3246399
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           1,960,785
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            1,960,785
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,960,785
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                16.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 3 OF 10 PAGES


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  1   NAME OF REPORTING PERSON  Charles River Partnership VII
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3246379
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           1,960,785
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            1,960,785
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,960,785
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                16.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO 68219P108                         13G               PAGE 4 OF 10 PAGES


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  1   NAME OF REPORTING         Richard M. Burnes, Jr.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           6,250
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            1,960,785
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            6,250
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        1,960,785
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,967,035
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                16.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 5 OF 10 PAGES


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  1   NAME OF REPORTING         Ted R. Dintersmith.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           1,250
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            1,960,785
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            1,250
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        1,960,785
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,962,035
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                16.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 6 OF 10 PAGES

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  1   NAME OF REPORTING         Michael J. Zak.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           2,275
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            1,960,785
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            2,275
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        1,960,785
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,963,060
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                16.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

SCHEDULE 13G                                                 Page 7 of 10 Pages


Item 1:     (a)    Name of Issuer: Concord Communications, Inc. (b)    Address
                of Issuer's Principal Executive Offices: 33 Boston Post Road,
                West; Marlboro, MA 01752 Item 2:     (a)    Name of Person
                Filing: Charles River Partnership VII, Charles River VII GP Limited Partnership, Richard M. Burnes, Jr., Ted R. Dintersmith and Michael J. Zak. Charles River VII GP Limited Partnership is the general partner of Charles River Partnership VII;. Messrs. Dintersmith Burnes and Zak are the individual general partners of Charles River Partnership VII GP Limited Partnership.
            (b)    Address of Principal Business Office or, if none, Residence:
                The address of the principle business office of Charles River Partnership VII, Charles River VII GP Limited Partnership and each of Messrs. Burnes, Dintersmith, and Zak is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02154
(c)  Citizenship:
                Charles River Partnership VII and Charles River VII GP Limited Partnership are limited partnerships organized under the laws of the state of Delaware. Each of Messrs. Burnes, Dintersmith and Zak is a United States Citizen.

            (d)    Title of Class of Securities:
                Common Stock.

            (e)    CUSIP Number:
                        68219P108
Item 3:
Item 4:     (a)    Amount Beneficially Owned:
                Charles River Partnership VII and Charles River VII GP Limited Partnership may be deemed to own beneficially and of record 1,960,785 shares of Common Stock as of December 31, 1997. Ted R. Dintersmith may be deemed to own beneficially and of record 1,962,035 shares of Common Stock as of December 31, 1997. Richard M. Burnes, Jr. may be deemed to own beneficially and of record 1,967,035 shares of Common Stock as of December 31, 1997. Michael J. Zak may be deemed to won beneficially and of record 1,963,060 shares of Common Stock as of December 31, 1997.

            (b)    Percent of Class: Charles River Partnership VII - 16.4%;
                Charles River VII GP Limited Partnership - 16.4%; Richard M. Burnes Jr. - 16.5%; Ted R. Dintersmith - 16.4%; Michael J. Zak - 16.4%; (based on 11,940,816 shares of Common Stock reported to be outstanding in the 9/30/97 Form 10Q).

            (c)    Number of shares as to which such person has:
        (i) sole power to vote or direct the vote: Charles River Partnership VII: 1,960,785 shares; Charles River VII GP Limited
                Partnership: 1,960,785; Mr. Burnes: 6,250 shares; Mr.
                Dintersmith: 1,250 shares; Mr. Zak: 2,275 shares.

        (ii) shared power to vote or to direct the vote: Charles River Partnership VI: 0 shares; Charles River VII GP Limited
                Partnership: 1,960,785;  Mr. Burnes: 1,960,785 shares;
                Mr. Dintersmith: 1,960,785 shares; Mr. Zak: 1,960,785 shares

        (iii) sole power to dispose or direct the disposition of: Charles River Partnership VII: 1,960,785 shares; Charles River VII GP Limited Partnership: 1,960,785 shares; Mr. Burnes: 6,250 shares; Mr. Dintersmith: 1,250 shares; Mr. Zak: 2,275 shares.

        (iv)    shared power to dispose or to direct the disposition of:
                Charles River Partnership VII: 0 shares; Charles River VII GP Limited Partnership: 1,960,785 shares; Mr. Burnes: 1,960,785 shares; Mr. Dintersmith: 1,960,785 shares; Mr. Zak: 1,960,785 shares

        Each of Messrs. Burnes, Dintersmith, and Zak expressly disclaims beneficial ownership of the 1,960,785 shares of Common Stock held of record by Charles River Partnership VII.

SCHEDULE 13G                                                  Page 8 of 10 Pages


Item 5:            Ownership of Five Percent or Less of a Class:
                                Not Applicable
Item 6:            Ownership of More than Five Percent on Behalf of Another
                   Person:
                                Not Applicable
Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                   Company:
                                Not Applicable
Item 8:            Identification and Classification of Members of the Group:
                                Not Applicable
Item 9:            Notice of Dissolution of Group:
                                Not Applicable
Item 10:           Certification:
                                Not Applicable